Exhibit 2.1

Agreement and Plan of Merger

by and among

INTERNAP NETWORK SERVICES CORPORATION,

IVY ACQUISITION CORP.

and

VITALSTREAM HOLDINGS, INC.

October 12, 2006

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER

1.1	The Merger
1.2	Effective Time; Closing
1.3	Effect of the Merger
1.4	Articles of Incorporation; Bylaws
1.5	Directors and Officers
1.6	Effect on Capital Stock
1.7	Surrender of Certificates
1.8	No Further Ownership Rights in Company Common Stock
1.9	Lost, Stolen or Destroyed Certificates
1.10	Taking of Necessary Action; Further Action

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1	Company Organization and Qualification.
2.2	Company Power and Authority; Enforceability of this Agreement.
2.3	Company Capitalization.
2.4	Obligations With Respect to Company Capital Stock.
2.5	Company Subsidiaries and Investments.
2.6	Company SEC Reports; Compliance with OTCBB and NGM; Company Financial Statements.
2.7	Absence of Certain Changes or Events
2.8	Company Books and Records
2.9	Company Taxes.
2.10	Title and Operation of Company Properties.
2.11	Company Intellectual Property.
2.12	Company Employees; Location and Compensation
2.13	Company Employee Benefit Plans.
2.14	Company Labor.
2.15	Company Litigation
2.16	Compliance with Laws by Company.
2.17	Environmental Matters of Company
2.18	Company Contracts.
2.19	Company Authority; Non-Contravention.
2.20	Company Customer Contracts
2.21	Company Brokers’ and Finders’ Fees
2.22	Opinion of Company’s Financial Advisor
2.23	Company Insurance
2.24	Company Corporate Controls
2.25	Transactions with Affiliates of Company.
2.26	Copies of Documents

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization and Qualification of Parent and Merger Sub.
3.2	Power and Authority of Parent and Merger Sub; Enforceability of this Agreement.
3.3	Parent Capitalization.
3.4	Obligations With Respect to Parent Capital Stock.
3.5	Parent SEC Reports; Compliance with AMEX and NGM; Parent Financial Statements.
3.6	Absence of Certain Changes or Events
3.7	Parent Books and Records
3.8	Parent Taxes.
3.9	Parent Litigation
3.10	Environmental Matters of Parent.
3.11	Parent Authority; Non-Contravention.
3.12	Opinion of Parent’s Financial Advisor

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business by Company
4.2	Conduct of Business by Parent

ARTICLE V ADDITIONAL AGREEMENTS

5.1	Joint Proxy Statement, Registration Statement and Filings
5.2	Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.
5.3	No Solicitation
5.4	Meeting of Parent Stockholders.
5.5	Confidentiality; Access to Information
5.6	Public Disclosure
5.7	Reasonable Efforts; Notification
5.8	Third Party Consents
5.9	Indemnification of Directors
5.10	Stockholder Litigation
5.11	Section 16(b)
5.12	Tax-Free Qualification.
5.13	Tax Representation Letters
5.14	Section 280G Matters
5.15	Company Affiliates
5.16	Voting Agreements
5.17	Employment Agreements
5.18	Noncompetition Agreements

ARTICLE VI CONDITIONS TO THE MERGER

6.1	Conditions to Obligations of Each Party to Effect the Merger
6.2	Additional Conditions to Obligations of Company
6.3	Additional Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

7.1	Termination
7.2	Notice of Termination Effect of Termination
7.3	Fees and Expenses
7.4	Amendment
7.5	Extension; Waiver

ARTICLE VIII GENERAL PROVISIONS

8.1	Non-Survival of Representations and Warranties
8.2	Notices
8.3	Interpretation; Certain Defined Terms
8.4	Counterparts
8.5	Entire Agreement; Third Party Beneficiaries
8.6	Severability
8.7	Other Remedies; Specific Performance
8.8	Governing Law
8.9	Rules of Construction
8.10	Assignment
8.11	Attorney’s Fees
8.12	Taxes
8.13	Waiver Of Jury Trial

Index of Exhibits

Exhibit A Affiliate Agreement

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 12, 2006, among Internap Network Services Corporation, a Delaware corporation (“Parent”), Ivy Acquisition Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VitalStream Holdings, Inc., a Nevada corporation (“Company”).

Recitals

The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes Chapter 78 and Chapter 92A (collectively, “Nevada Corporate Law”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

1.1  The Merger

.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Nevada Corporate Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2  Effective Time; Closing

.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Corporate Law (the “Articles of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI. The closing of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, located at 3343 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia 30326, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3  Effect of the Merger

.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Corporate Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Articles of Incorporation; Bylaws

.

(a)  At the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, except that the name of Company, as the Surviving Corporation, shall be “Vine, Inc.” and Article FIRST of the Articles of Incorporation shall read in its entirety as follows: “The name of the corporation is “VitalStream Holdings, Inc.”

(b)  At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

1.5  Directors and Officers

.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6  Effect on Capital Stock

.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any shares of capital stock of the Company, the following shall occur:

(a)  Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), shall be automatically converted into and become exchangeable for 0.5132 (the “Exchange Ratio”) shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) (the shares of Parent Common Stock into which each share of Company Common Stock is to be converted, the “Merger Consideration”) upon the surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall be canceled and extinguished and shall cease to exist and (i) each certificate (a “Certificate”) formerly representing any of such shares of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), and (ii) each uncertificated share of Company Common Stock registered to a holder on the stock transfer books of the Company, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 1.7(g) cash in lieu of fractional shares into which such shares of Company Common Stock have been converted pursuant to this Section 1.6(a) and any distribution or dividend pursuant to Section 1.7(h), in each case without interest.

(b)  Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company, any Company Subsidiaries, Merger Sub, Parent or any Parent Subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)  Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d)  Employee Stock Options.

(i) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Option”) under the Company Plans identified in Section 2.12 of the Company Disclosure Letter as being the only Company Plans pursuant to which shares of Company Common Stock may be issued or benefits measured by the value of shares of Company Common Stock may be obtained (the “Company Stock Plans”), whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements that must be met for Company Options to avoid classification as "deferred compensation" subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time. At or prior to the Effective Time, Company shall take all such action necessary to adopt appropriate amendments to the Company Stock Plans, including using its reasonable best efforts in accordance with Section 5.2 to cause its stockholders to approve such amendments, to the extent necessary to effectuate the provisions of this Section 1.6(d), and the Board of Directors of the Company shall adopt such other appropriate resolutions as may be necessary to effectuate the provisions of this Section 1.6(d). At or prior to the Effective Time, Parent shall take all actions as are necessary for the assumption of the Company Stock Plans pursuant to this Section 1.6(d), including the issuance (subject to Section 1.6(d)(ii)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 1.6(d).

(ii) Parent shall file with the Securities and Exchange Commission (the “SEC”), within 5 business days following the Effective Time, a registration statement on Form S-8 (or any successor form), registering under the Securities Act of 1933, as amended (the “Securities Act”), options to purchase shares of, and shares of, Parent Common Stock issued under the Company Stock Plan, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein and comply with any applicable state securities or “blue sky” laws) for so long as awards granted under the Company Stock Plans remain outstanding. As soon as reasonably practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options by any permissible method appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent in accordance with the applicable terms.

(iii) Without limiting the applicability of Sections 1.6(d)(i) and (ii), the Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the Effective Time to acquire any shares of Company Common Stock or to receive any payments in respect thereof with respect to exercises or conversions occurring following the Effective Time. At or prior to the Effective Time, Company shall take all such action necessary to adopt appropriate amendments to the Company Stock Plans, including using its reasonable best efforts in accordance with Section 5.2 to cause its stockholders to approve such amendments, to the extent necessary to effectuate the provisions of this Section 1.6(d)(iii), and the Board of Directors of the Company shall adopt such other appropriate resolutions as may be necessary to effectuate the provisions of this Section 1.6(d)(iii).

(e)  Warrants. At the Effective Time, each outstanding and unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), whether or not exercisable or vested as of such date, shall be canceled.

1.7  Surrender of Certificates

.

(a)  Paying Agent. At or before the Effective Time, Parent shall select, and enter into an agreement with, an institution reasonably acceptable to Company to act as the paying agent (the “Paying Agent”) in the Merger. Parent shall make available to the Paying Agent for payment in accordance with this Article I, and at or promptly after (but no more than three business days) the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent (i) certificates representing the shares of Parent Common Stock to be exchanged for shares of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant to Section 1.6(b), in respect of the aggregate Merger Consideration to be issued in the Merger and (ii) any cash payable pursuant to Section 1.7(g) in lieu of fractional shares and dividends or other distributions payable pursuant to Section 1.7(h). Such certificates for shares of Parent Common Stock, together with the amount of any cash payable pursuant to Section 1.7(g) in lieu of fractional shares and dividends or other distributions payable pursuant to Section 1.7(h) shall hereinafter be referred to as the “Merger Fund.” With respect to the amount of cash to be deposited to satisfy its obligation under Section 1.7(g), Parent shall only be required to make a reasonable estimate of the amount of such cash that will be necessary; provided, however, that Parent shall use reasonable efforts to cause the Paying Agent to agree to notify Parent at any point when the amount of cash so paid to the Paying Agent to satisfy Parent's obligations pursuant to Section 1.7(g) reasonably appears to be inadequate, and Parent shall, upon receipt of such notice, timely deliver to the Paying Agent such additional cash amounts as it may deem reasonably necessary for such purpose.

(b)  Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for receipt of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable thereto.

(c)  Transfer of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or Paying Agent that such Tax has been paid or is not payable.

(d)  Required Withholding. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for the purpose of Parent satisfying its obligation to deliver the Merger Consideration under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)  No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Paying Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)  Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains undistributed to the holders of Certificates 180 days after the Effective Time shall, at the request of the instruction of Parent, be delivered to Parent. Any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Sections 1.6(a), 1.7(g) or 1.7(h), in each case without any interest thereon. Any such portion of the Merger Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.4) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)  Fractional Shares. Any other provision of this Agreement to the contrary notwithstanding, no fractional shares of Parent Common Stock shall be issued. Any holder of shares of Company Common Stock entitled to receive a fractional share of Parent Common Stock but for this Section 1.7(g) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average of the closing price of a share of Parent Common Stock, as reported in the Wall Street Journal, New York City edition, for the five trading days ending on the trading day immediately prior to the Effective Time.

(h)  Distributions with Respect to Unexchanged Shares; Voting.

(i)  Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article I (or in compliance with the provisions of Section 1.9 of this Agreement, as applicable). Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid with respect to such shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

(ii) After the Effective Time, registered holders of unsurrendered Certificates shall be entitled to receive notice of, and vote at, any meeting of Parent’s stockholders with a record date at or after the Effective Time at any meeting of Parent’s stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, as the case may be, regardless of whether such holders have surrendered their Certificates or delivered duly executed transmittal materials.

1.8  No Further Ownership Rights in Company Common Stock

.  All Merger Consideration paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9  Lost, Stolen or Destroyed Certificates

.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including payment for fractional shares set forth in Section 1.7(g) hereof) to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

1.10  Taking of Necessary Action; Further Action

.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Merger Sub that, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following statements are true and correct as of the date hereof, except where another date is specified, and will be true and correct as of the Closing Date, except where another date (including "as of the date hereof" is specified in the representation or warranty (for the avoidance of doubt, if any section in the Company Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Letter readily apparent based on the substance of such disclosure, such matter shall be deemed to have been disclosed in such other section of the Company Disclosure Letter, notwithstanding the omission):

2.1  Company Organization and Qualification.

(a)  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own and operate its properties and to conduct its business as it is currently being conducted. Company is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

(b)  Company has delivered or made available to Parent true, correct and complete copies of: (i) the Articles of Incorporation and Bylaws of Company, in each case as amended to date (collectively, the “Company Charter Documents”), (ii) its committee charters, codes of conduct or other comparable governing documents, in each case as amended to date, (iii) all existing written consents and minutes of the meetings of Company’s Board of Directors and each committee of its Board of Directors, and (iv) all the existing written consents and minutes of the meetings of the Company Stockholders. Each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents.

2.2  Company Power and Authority; Enforceability of this Agreement.

(a)  Company has all requisite corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Company, at a meeting duly called and held at which all directors of Company were present in accordance with the Bylaws of Company, duly adopted resolutions (the “Company Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and making a determination that it is in the best interest of Company and the Company Stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) making a determination that this Agreement is fair to Company and the Company Stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company Stockholders to be held as promptly as practicable as set forth in Section 5.2 hereof and (v) recommending that the Company Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.2 hereof. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, subject to obtaining the Company Stockholder Approval (as defined below). The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company Common Stock as of the record date established for the Company Stockholders’ Meeting, voting as a single class, in favor of adopting this Agreement and of approving the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of Company’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(b)  The Board of Directors of Company has taken all action necessary to ensure that any restrictions on business combinations applicable to Company shall not apply to the transactions contemplated by this Agreement. No state or foreign takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

(c)  This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

2.3  Company Capitalization.

(a)  The authorized capital stock of Company consists solely of 290,000,000 shares of the Company Common Stock and 10,000,000 shares of the Company Preferred Stock, of which 200,000 shares are designated as 1995 Series Preferred Stock, par value $0.001 per share (the “Company 1995 Series Preferred Stock”), 3,500 shares are designated as 1998 Series A Preferred Stock, par value $0.001 per share (the “Company 1998 Series A Preferred Stock”), 1,000 shares are designated as 2003 Series A Preferred Stock, par value $0.001 per share (the “Company 2003 Series A Preferred Stock”), and 1,100 shares are designated as 2003 Series B Preferred Stock, par value $0.001 per share (the “Company 2003 Series B Preferred Stock” and together with the Company 1995 Series Preferred Stock, the Company 1998 Series A Preferred Stock, the Company 2003 Series A Preferred Stock and the Company 2003 Series B Preferred Stock, the “Company Preferred Stock”), and (i) 23,224,272 shares of the Company Common Stock are issued and outstanding as of October 10, 2006, (ii) no shares of Company 1995 Series Preferred Stock are issued and outstanding, (iii) no shares of Company 1998 Series A Preferred Stock are issued and outstanding, (iv) no shares of Company 2003 Series A Preferred Stock are issued and outstanding, (v) no shares of Company 2003 Series B Preferred Stock are issued and outstanding, and (vi) no shares of Company’s capital stock are being held in Company’s treasury. Part 2.3(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the number of shares of the Company Common Stock held by each registered holder thereof as of October 10, 2006, and since such date Company has not issued any securities (including derivative securities) except for any shares of the Company Common Stock issued upon exercise of Company Options outstanding under the Company Stock Plans prior to such date. All outstanding shares of the Company Common Stock and the Company Preferred Stock were duly authorized and validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under the provisions of Nevada Corporate Law, the Company Charter Documents or any Contract to which Company is a party or by which it is bound. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Company or any Company Subsidiary.

(b)  Company has reserved 5,375,000 shares of the Company Common Stock for issuance to permitted grantees pursuant to the Company Stock Plans, of which (i) 1,325,114.5 shares of the Company Common Stock have been issued pursuant to option exercises as of the date hereof, (ii) 3,918,300.05 shares are subject to outstanding, unexercised options, with a weighted-average exercise price of $5.23 as of the date hereof, and (iii) 131,585 shares remain available for issuance thereunder as of the date hereof. Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of the Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; (vi) the date on which such Company Option expires; and (vii) whether the exercisability or vesting of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of the Company Common Stock other than pursuant to the Company Stock Plans. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Other than as set forth on Part 2.3(b) of the Company Disclosure Letter, there are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement. Other than as set forth on Part 2.3(b) of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company or any Company Subsidiary.

(c)  All outstanding shares of the Company Common Stock and the Company Preferred Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NGM.

2.4  Obligations With Respect to Company Capital Stock.

(a)  Except as described in Section 2.3 or set forth on Parts 2.3, 2.4(a) and 2.5 of the Company Disclosure Letter, no capital stock of Company or any Company Subsidiary or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date hereof. Except as set forth on Part 2.3 or Part 2.4(a) of the Company Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind to which Company or any Company Subsidiary is bound obligating Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or accelerate the vesting of or otherwise amend or enter into any such subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Company), of Company or any Company Subsidiary, to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any Company Subsidiary or any securities convertible or exchangeable into or exercisable for such capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person. Neither Company nor any Company Subsidiary has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company Stockholders have the right to vote.

(b)  Except as set forth on Part 2.4(b) of the Company Disclosure Letter, Company is not a party to or bound by any agreement with respect to the voting (including voting trusts, proxies, "poison pill" anti-takeover plans) registration under the Securities Act, or sale or transfer (including agreements related to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Company or any Company Subsidiary. To the knowledge of Company, there are no agreements among other parties, to which Company is not a party and by which it is not bound, with respect to voting (including voting trusts and proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag along" rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Company or any Company Subsidiary.

(c)  The Company Common Stock constitutes the only class of securities of Company or Company Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.5  Company Subsidiaries and Investments.

(a)  Part 2.5 of the Company Disclosure Letter sets forth the name, jurisdiction of organization and number of outstanding shares of each Company Subsidiary, and lists of all of the stockholders of each Company Subsidiary (indicating the number of shares owned by each such stockholder). Company or one of Company Subsidiaries owns of record and beneficially holds valid title to all of the issued and outstanding shares of capital stock of each Company Subsidiary as set forth on Part 2.5 of the Company Disclosure Letter, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries, all of which are set forth on Part 2.5 of the Company Disclosure Letter) are free and clear of Encumbrances. All of the outstanding shares of capital stock of each Company Subsidiary were duly authorized, validly issued, and are fully paid and nonassessable and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any Company Subsidiary to any Person except Company.

(b)  Each Company Subsidiary is a corporation or limited liability entity and is duly incorporated or formed and organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not reasonably be expected to have a Material Adverse Effect on Company. Except as set forth on Part 2.5 of the Company Disclosure Letter, neither Company nor any Company Subsidiary has a place of business or permanent establishment outside of the United States. Company has delivered, or made available to Parent true, correct and complete copies of the following documents: (i) the Articles of Incorporation and Bylaws (or similar organizational documents), in each case as amended, of each Company Subsidiary, (ii) all the existing written consents and minutes of the meetings of the Boards of Directors of each Company Subsidiary and each committee of such Boards of Directors, and (iii) all the existing written consents and minutes of the meetings of the stockholders of each Company Subsidiary.

(c)  Except as set forth on Part 2.5 of the Company Disclosure Letter, neither Company nor any Company Subsidiary owns any capital stock, any equity or partnership interest, any joint venture or profit sharing interest or any other ownership or proprietary interest in any Person.

2.6  Company SEC Reports; Compliance with OTCBB and NGM; Company Financial Statements.

(a)  Company has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by Company with the SEC since April 23, 2002 (the "Company Commencement Date"), including all exhibits thereto and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Reports”). Since the Company Commencement Date, there have been no comment letters or other correspondence received by Company from the SEC (excluding letters related to confidential treatment applications and orders of effectiveness) or responses to such comment letters or other correspondence by or on behalf of Company that have not been provided to Parent, and the copies of such letters and responses delivered or made available to Parent were true, correct and complete. Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that material information relating to Company, including Company Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Company Subsidiary is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates and except as subsequently corrected by amendment, the Company SEC Reports and all other filings that have been made by Company with the SEC complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and Company has filed all exhibits required to be filed with the Company SEC Reports and all other filings that have been made by Company with the SEC, and all such exhibits were true, correct and complete in all material respects (except to the extent omissions were in reliance upon a confidential treatment request). The Company SEC Reports and all other filings that have been made by Company with the SEC (a) were and, in the case of Company SEC Reports and all other filings with the SEC filed by Company after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), and in the case of such forms, reports and documents filed by Company with the SEC after the date hereof, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in or necessary in order to make the statements in such documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. Company has filed all amendments to the Company SEC Reports and all other filings that have been made by Company with the SEC as were required to be filed under applicable law. Company was in compliance with the requirements applicable to securities that are traded on the OTC Bulletin Board (the “OTCBB”) when its securities were traded on the OTCBB and is in compliance with the requirements applicable to securities that are traded on the NGM and has not, since the Company Commencement Date, received any notice from the OTCBB or the NGM, asserting any non-compliance with such requirements. As used in Sections 2.6 and 3.6 hereof, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing (the “Company Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Company and Company Subsidiaries that are required by GAAP to be consolidated therein and fairly reflects its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. All Subsidiaries of Company that are required by GAAP to be consolidated in the Company Financials have been so consolidated. The balance sheet of Company contained in Company SEC Reports as of June 30, 2006 is hereinafter referred to as the “Company Balance Sheet.” The reserves reflected in the Company Financials have been calculated in accordance with GAAP. Except as disclosed in the Company Balance Sheet, neither Company nor any Company Subsidiary has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and Company Subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Neither Company nor any Company Subsidiary nor, to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company or Company Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or Company Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Company or Company Subsidiaries has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event. Part 2.6(b) of the Company Disclosure Letter contains a description of all non-audit services performed by Company’s auditors for Company and Company Subsidiaries since January 1, 2006 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of Company’s audit committee, the fees paid to and the services performed by Company’s auditors relating to such non-audit services as set forth on Part 2.6(b) of the Company Disclosure Letter do not impair such auditor’s independence. Company has delivered or made available to Parent true, correct and complete copies of all policies, manuals and other documents promulgating Company’s internal accounting controls. Since the Company Commencement Date, no attorney representing Company or any Company Subsidiary, whether or not employed by Company or Company Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to Company’s Board of Directors or any committee thereof or to any director or officer of Company; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event.

(c)  Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Company or any Company Subsidiary in the Company Financials.

2.7  Absence of Certain Changes or Events

.  Except as contemplated by this Agreement, since the date of the Company Balance Sheet, Company and Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business. Since the date of the Company Balance Sheet, there has not been:

(a)  a Material Adverse Effect on Company;

(b)  (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c)  any (i) any disposing or impairment of or permitting to lapse of any Company IP Rights that would be material and adverse to Company or outside the ordinary course of business, (ii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than representatives of Parent any trade secret or other Intellectual Property Rights not theretofore a matter of public knowledge to any party that is not subject to a nondisclosure or similar agreement, or (iii) any material change to Company’s or any Company Subsidiary’s rights to use Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iii) in the aggregate, as would not be material to Company and Company Subsidiaries, taken as a whole;

(d)  any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(e)  (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of Company or Company Subsidiaries, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of Company, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(f)  (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(g)  any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any identified Contract that would be reasonably likely, individually or in the aggregate, to be material to Company other than in the ordinary course of business consistent with past practices and other than threatened terminations of any identified Contract where Company has cured the underlying cause of the threat and such Contract still remains in full force and effect;

(h)  as of the date hereof, (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors, or employees earning more than $100,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice Company Options granted under the Company Stock Plans or authorization of cash payments in exchange for any Company Options granted under the Company Stock Plans; or

(i)  any agreement, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  Company Books and Records

.  All accounts, books, ledgers and official and other records material to Company’s business maintained by Company or Company Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Company or Company Subsidiaries have under their control or possession all material records, systems, data or information used in Company’s business, and neither Company nor any Company Subsidiary uses any third party provider for records storage, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by Company and Company Subsidiaries.

2.9  Company Taxes.

(a)  Company and each Company Subsidiary have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, in all material respects, all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by or on behalf of Company and each Company Subsidiary with any Tax authority. Such Tax Returns are true, correct and complete in all material respects. Company and each Company Subsidiary have paid all Taxes required to be paid.

(b)  Company and Company Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate Tax authority within the prescribed time periods. Company and each Company Subsidiary have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid by Company and each Company Subsidiary with respect to any of its employees, former employees, directors, officers, residents and non-residents or third parties.

(c)  Neither Company nor any Company Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any Company Subsidiary, nor has Company or any Company Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  Since January 1, 2002, none of the Tax Returns of Company or any Company Subsidiary have ever been audited by the IRS or any other Governmental Entity. No examination of any Tax Return of Company or any Company Subsidiary is currently in progress, and neither Company nor any Company Subsidiary has received written notice of any (i) pending or proposed audit or examination, (ii) request for information regarding Tax matters, or (iii) notice of deficiency or prepared adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Company or any Company Subsidiary, and Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(e)  Company has no liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and Company Subsidiaries in the ordinary course. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in the Company Balance Sheet is sufficient for the payment of all unpaid Taxes of Company and any Company Subsidiary, whether or not disputed, for all periods ended on or prior to the date hereof.

(f)  Company has delivered or made available to Parent or its legal counsel or accountants true, correct and complete copies of all Tax Returns for Company and Company Subsidiaries filed for all periods since December 31, 2002, and all such filings were true, correct and complete in all material respects when made.

(g)  There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Encumbrance for Taxes on the assets of Company.

(h)  Neither Company nor any Company Subsidiary has (a) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or any combined, consolidated or unitary state or local or foreign income Tax Return, (b) been a party to any Tax sharing, indemnification or allocation agreement, nor does Company owe any amount under any such agreement (c) liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise or (d) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i)  Neither Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended or purported to be governed by Section 355 or Section 361 of the Code.

(j)  Neither Company nor any Company Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k)  Neither Company nor any Company Subsidiary is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code or under similar provisions of foreign, state, or local law.

(l)  Company and each Company Subsidiary has complied in all material respects with all applicable laws relating to accounting and Tax matters, intercompany transactions and transfer pricing, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any:

(i)  change in method of accounting for a taxable period beginning or ending on or prior to the date hereof;

(ii)  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof;

(iii)  intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)  installment sale or open transaction disposition made on or prior to the date hereof; or

(v)  prepaid amount received on or prior to the date hereof.

(m)   Except as would not have a Material Adverse Effect on Company, Company and Company Subsidiaries have complied with all registration, reporting, collection, and remittance requirements in respect of all federal and provincial sales tax legislation, including, but not limited to the Excise Tax Act and the Retail Sales Act.

2.10  Title and Operation of Company Properties.

(a)  Company and Company Subsidiaries have good and valid title to, or enforceable leasehold interests in, or valid rights under Contract to use, all the properties and assets owned or used by it or them (real and personal, tangible and intangible), in each case free and clear of all Encumbrances, except for Company Permitted Encumbrances. The property and equipment owned or otherwise contracted for by Company and Company Subsidiaries are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used. “Company Permitted Encumbrances” mean all (i) Encumbrances for Taxes not yet payable or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (ii) Encumbrances upon equipment granted in connection with the purchase, lease or financing of such equipment provided that such Encumbrance attaches only to the equipment purchased, leased or financed with the proceeds secured thereby, (iii) carriers’, warehousemen’s, mechanics’ and materialmen’s Encumbrances arising in the ordinary course of business securing sums which are not past due, (iv) Encumbrances of landlords which are inchoate arising solely by operation of law with respect to the Company Real Property Leases, (v) Encumbrances on PINs and equipment held by providers thereof arising in the ordinary course of business for sums not yet past due or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (vi) with respect to real property, any zoning laws and ordinances or recorded easements and (vii) those Encumbrances set forth on Part 2.10(a) of the Company Disclosure Letter.

(b)  Neither Company nor any Company Subsidiary owns any real property (including ground leases) or holds any option or right of first refusal or first offer to acquire any real property, and neither Company nor any Company Subsidiary is obligated by Contract or otherwise to purchase any real property.

(c)  Part 2.10(c) of the Company Disclosure Letter contains a true, complete and correct list of each real property lease, sublease, license or other occupancy agreement, including any modification, amendment or supplement thereto and any other related document or agreement that is currently in effect and has been executed or entered into by Company or any Company Subsidiary (including any of the foregoing which Company or any Company Subsidiary has subleased or assigned to another Person and as to which Company or such Subsidiary remains liable) (each, a “Company Real Property Lease”). Company and Company Subsidiaries hold the leasehold estate on each Company Real Property Lease free and clear of all Encumbrances, except for Company Permitted Encumbrances and any mortgagees’ Encumbrances on the real property in which such leasehold estate is located. The real property leased by Company and Company Subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and, to the knowledge of Company, there are no material repair or restoration works needed in connection with any of the leased real properties which Company or any Company Subsidiary are responsible to make. Company or one of Company Subsidiaries is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. Except as set forth on Part 2.10(c) of the Company Disclosure Letter, neither Company nor any Company Subsidiary owes any brokerage commission with respect to any Company Real Property Lease.

2.11  Company Intellectual Property.

(a)  Company and the Company Subsidiaries own or have the valid right or license to use in the manner used by Company and the Company Subsidiaries all IP Assets and Intellectual Property Rights used by, or necessary to the operation of the business of, Company and the Company Subsidiaries. Such IP Assets and Intellectual Property Rights used by Company and the Company Subsidiaries are sufficient for the conduct of the business of Company and the Company Subsidiaries as currently conducted and as currently planned to be conducted. The consummation of the Merger and the other transactions contemplated by this Agreement and any ancillary agreements will not result in any termination or other material restriction being imposed on any Company IP Assets or Company IP Rights.

(b)  Except as otherwise set forth on Part 2.11(b) of the Company Disclosure Letter there are no royalties, honoraria, fees or other payments payable by Company and the Company Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the use, possession or ownership of any Company IP Assets, or any Company IP Rights, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c)  To the knowledge of Company, neither the operation of the business of Company and the Company Subsidiaries, nor any product or service of Company and the Company Subsidiaries, nor the use of any Company IP Asset or the use or exercise of any Company IP Rights, infringes or misappropriates, or has infringed or misappropriated, any Intellectual Property Right of any other Person. There is no pending, or, to the knowledge of Company, threatened, claim or litigation against Company or any Company Subsidiary contesting the validity, ownership or other right of Company in any Company IP Asset or any Company IP Right nor, to Company’s knowledge, is there any legitimate basis for any such claim. Company and the Company Subsidiaries have not received any written notice asserting that the use, exercise, sale, license or disposition, or any proposed use, exercise, sale, license or disposition, of any Company IP Asset or any Company IP Right, or any business practice or product or service of Company and the Company Subsidiaries, conflicts, or will conflict with, any Intellectual Property Right of any other Person nor, to Company’s knowledge, is there any legitimate basis for any such assertion.

(d)  The Company IP Assets and Company IP Rights owned by Company and the Company Subsidiaries do not contain any derivative works or other materials not owned in their entirety by Company and the Company Subsidiaries. Company and the Company Subsidiaries have granted no third party any exclusive rights with respect to any Company IP Assets or Company IP Rights.

(e)  To Company’s knowledge, no current or former employee, consultant or independent contractor of Company or the Company Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or the Company Subsidiaries or using Intellectual Property Rights of others without permission; or (ii) has developed any IP Assets or Intellectual Property Rights for Company or the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any Person (other than Company) any rights in or to such IP Assets or Intellectual Property Rights.

(f)  Company and the Company Subsidiaries have taken all appropriate steps to protect, preserve and maintain the secrecy and confidentiality of their respective confidential information, including trade secrets, and to preserve and maintain all of their respective interests and rights in Company IP Assets and the Company IP Rights owned by Company or any Company Subsidiary. Company and the Company Subsidiaries have adequately maintained all trade secrets and copyrights included in the Company IP Rights owned by Company or any Company Subsidiary. Company and the Company Subsidiaries have secured valid written assignments of all rights in or to any Company IP Assets and Company IP Rights owned by Company or any Company Subsidiary pursuant to valid "work for hire" agreements from all of Company’s and the Company Subsidiaries’ current and former employees, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any such Company IP Assets or Company IP Rights, which agreements comply in all material respects with all applicable Legal Requirements. To Company’s knowledge, no current or former director, officer, employee, consultant or independent contractor of Company or the Company Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company IP Assets or Company IP Rights.

(g)  Part 2.11(g) of the Company Disclosure Letter contains a true and complete list of (i) all registrations made in any and all jurisdictions throughout the world by or on behalf of Company and the Company Subsidiaries of any Company IP Rights, and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable laws by Company and the Company Subsidiaries to secure, perfect, protect or maintain its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks (collectively, the “Registered Company IP Rights”). All Registered Company IP Rights are valid, enforceable and subsisting, and all necessary registration, maintenance and renewal fees that have become due in connection with the Registered Company IP Rights have been paid and all necessary documents and articles in connection with the Registered Company IP Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining the Registered Company IP Rights. There are no facts or circumstances that would render any Registered Company IP Rights invalid or unenforceable. Without limiting the foregoing, there are no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Registered Company IP Rights invalid or unenforceable, or would adversely effect any pending application for any Registered Company IP Rights.

(h)  Company and the Company Subsidiaries possess all right, title and interest in and to all Company IP Assets and Company IP Rights owned by Company or any Company Subsidiary, free and clear of all Encumbrances and licenses (other than non-exclusive licenses granted to customers and resellers in the ordinary course of business and licenses and rights listed on Part 2.11(h) of the Company Disclosure Letter), other than Permitted Encumbrances. Without limiting the foregoing, Company represents and warrants that the Company IP Assets owned by the Company include without limitation all EONStreams components and the internal elements of its FastAim, EasyImpressions and MediaConsole products, and Company possesses sole ownership with respect thereto.

(i)  To Company’s knowledge, there is no current or past unauthorized use, disclosure, infringement or misappropriation of any Company IP Asset or Company IP Rights owned by Company or any Company Subsidiary by any Person, including any employee or former employee of Company or the Company Subsidiaries.

(j)  No (i) government funding, or (ii) facilities of a university, college, other educational institution or research center; was used in the development of any Company IP Assets or Company IP Rights owned by the Company or the Company Subsidiaries. To the Company's knowledge, no current or former employee, consultant or independent contractor of Company or the Company Subsidiaries who was involved in, or who contributed to, the creation or development of any Company IP Assets or Company IP Rights owned by Company or any Company Subsidiary, has performed services for the government, any university, college or other educational institution or any research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or the Company Subsidiaries. No university, college, other educational institution or research center has any right, title or interest in or to any Company IP Rights owned by Company or any Company Subsidiary.

(k)  Except as set forth on Part 2.11(k) of the Company Disclosure Letter the Company IP Assets owned by the Company and the Company Subsidiaries do not contain any Publicly Available Software or any Harmful Code.

2.12  Company Employees; Location and Compensation

.  Part 2.12 of the Company Disclosure Letter is a true, complete and correct list as of the date hereof showing (a)(i) the names and positions of all employees and consultants of Company and Company Subsidiaries, (ii) the principal offices where such employees and consultants work, (iii) a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable to such individuals, and a statement of the projected bonus and incentive compensation payable with respect to the fiscal year ending December 31, 2006, and the fringe benefits of such employees and consultants not generally available to all employees of Company and Company Subsidiaries; (b) the names of all retired employees, if any, of Company or Company Subsidiaries who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from Company or any of Company Subsidiaries not covered by any pension plan to which Company or any of Company Subsidiaries is a party, their ages and current unfunded pension rate, if any; and (c) a description of the current severance and vacation policy of Company and Company Subsidiaries. Other than as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).

2.13  Company Employee Benefit Plans.

(a)  Part 2.13(a) of the Company Disclosure Letter lists (a) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (b) all “specified fringe benefit plans” (as defined in Section 6039D(d)(1) of the Code); (c) all “nonqualified deferred compensation plans” (as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Code); and (d) all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, unemployment, disability, bonus, stock options, stock appreciation rights or other forms of incentive compensation, health, vision, dental or other insurance, or other benefit plans, programs or arrangements, or other Contracts; whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by Company or any ERISA Affiliate for the benefit of any employee, independent contractor, agent, director or stockholder of Company or any ERISA Affiliate or for the benefit of any spouse, dependents or beneficiaries of such Persons, other than Social Security, Medicare and state unemployment programs to which Company and the Company Subsidiaries are required by statute to contribute (each item listed on Part 2.13(a) of the Company Disclosure Letter being referred to herein individually, as a “Company Plan” and collectively, as the “Company Plans”). Company has delivered or made available to Parent, to the extent applicable, a true, complete and correct copy of: (i) each written Company Plan and descriptions of any unwritten Company Plan (including all amendments thereto whether or not such amendments are currently effective); (ii) each summary plan description and summary of material modifications relating to a Company Plan (if applicable); (iii) each trust agreement or other funding arrangement with respect to each Company Plan, including insurance Contracts (if applicable); (iv) the three most recently filed IRS Form 5500 relating to each Company Plan (if applicable); (v) the most recently received IRS determination letter for each Company Plan (if applicable); (vi) the three most recently prepared actuarial reports and financial statements in connection with each Company Plan (if applicable); (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries of any Company Plan, and all bonds pertaining to any Company Plan (if applicable); (viii) all nondiscrimination test results required under the Code for any Company Plan for the prior three years; and (ix) all material rulings, opinion letters, information letters, advisory opinions or other correspondence to or from or issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Company Plan. Except as set forth on Part 2.13(a) of the Company Disclosure Letter, neither Company nor any Company Subsidiary has made any commitment, (A) to create or cause to exist any Company Plan not set forth on Part 2.13(a) of the Company Disclosure Letter or (B) except as necessary to comply with changes in applicable Legal Requirements, to modify, change or terminate any Company Plan.

(b)  Except as set forth on Part 2.13(b) of the Company Disclosure Letter, neither Company nor any ERISA Affiliate has maintained, established, sponsored, contributed to, or participated in any (a) multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (b) multiple employer plan subject to Sections 4063 and 4064 of ERISA, (c) multiple employer plan (within the meaning of Section 413(c) of the Code), (d) multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA), (e) plan subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or (f) plan subject to Title IV of ERISA, nor does Company or any ERISA Affiliate have any obligations or liabilities, including withdrawal or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that, together with Company or Parent, as the case may be, is considered a “single employer” pursuant to Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code. None of the Company Plans cover Employees providing services outside the United States.

(c)  Except as set forth on Part 2.13(c) of the Company Disclosure Letter, Company and Company Subsidiaries have expressly reserved the right, in all Company Plan documents provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time such Company Plans, and Company is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right.

(d)  Each Company Plan is now and has been operated in accordance with the requirements of all applicable laws, including ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, and the regulations and authorities published thereunder. Company and Company Subsidiaries performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and Company has no knowledge of any material default or violation by any party to, any Company Plan. No legal action, suit, audit, investigation or claim is pending or to the knowledge of Company is threatened, with respect to any Company Plan (other than claims for benefits in the ordinary course of business), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All material reports, disclosures, notices and filings with respect to such Company Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental Entity have been timely made or an extension has been timely obtained.

(e)  Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. Each Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be exempt from federal income taxation under Section 501(a) of the Code has received either (i) a determination letter from the IRS that it is so qualified or exempt as applicable or (ii) an opinion letter from the IRS as to the qualified form of its plan documents. No fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust and which cannot be corrected pursuant to IRS Revenue Procedure 2006-27 (including any subsequent authority modifying or superseding such Revenue Procedure), and to the extent such fact or event has occurred or such condition exists which can be corrected pursuant to such Revenue Procedure, all material facts and circumstances relating to such fact, event or condition have been set forth on Part 2.13(e) of the Company Disclosure Letter.

(f)  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. Neither Company nor any Company Subsidiary has incurred or failed to pay any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA has occurred within the five years preceding the date hereof with respect to any Company Plan maintained by Company or any ERISA Affiliate.

(g)  All contributions, premiums or payments required to be made, paid or accrued with respect to any Company Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

(h)  With respect to each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, (i) such Company Plan has been operated in good faith compliance with the provisions of Section 409A of the Code and Notice 2005 1 since January 1, 2005 if it was not terminated on or before December 31, 2005, (ii) such Company Plan has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Code if such plan was in existence prior to October 3, 2004, and (iii) no event has occurred and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject any Person to any 409A Liability.

(i)  Except as set forth on Part 2.13(i) of the Company Disclosure Letter (a) each of the employees of Company and any Company Subsidiary is employed at will, (b) none of the Company Plans, or any employment agreement or other Contract to which Company or any Company Subsidiary is a party or bound, (i) provides for the payment of or obligates Company or any Company Subsidiary to pay separation, severance, termination, as deferred compensation, consulting, post termination or similar type benefits to any Person as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, or (ii) obligates Company or any Company Subsidiary to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, and (c) the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (A) entitle any Person to bonus pay, golden parachute payment, severance pay, unemployment compensation or any other payment from Company or any Company Subsidiary, (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such Person from Company or any Company Subsidiary, or (C) result in any forgiveness of indebtedness from Company or any Company Subsidiary.

2.14  Company Labor.

(a)  Company and Company Subsidiaries have materially complied with all applicable laws related to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes. There are no actions, suits, claims, charges, labor disputes or grievances pending, or to Company’s knowledge, threatened involving Company or any Company Subsidiary and any of their respective employees. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to Company’s knowledge, threatened by or on behalf of any present or former employee of Company or any Company Subsidiary alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event. There has been (i) no labor union organizing or, to Company’s knowledge, attempting to organize any employees of Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of Company or any Company Subsidiary, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of Company or any Company Subsidiary and no such agreement is currently being negotiated.

(b)  To the knowledge of Company, (i) no employee of Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving Company or any Company Subsidiary; provided that if such event arises after the date of this Agreement, Company shall provide Parent with prompt written notice of such event, and (ii) neither Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(c)  Neither Company nor any Company Subsidiary has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any Company Subsidiary, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any Company Subsidiary; nor has Company or any Company Subsidiary engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act that is applicable to Company or any Company Subsidiary. To Company’s knowledge, neither Company’s nor any Company Subsidiary’s employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

2.15  Company Litigation

.  Except as set forth on Part 2.15 of the Company Disclosure Letter, there is no claim, action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Company, any investigation, inquiry or subpoena by) any Governmental Entity, pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to this Agreement or the transactions contemplated hereby, or otherwise against (or, to the knowledge of Company, affecting) Company or any Company Subsidiary or their respective properties or assets. Neither Company nor any Company Subsidiary is subject to any order entered in any lawsuit or proceeding that would have a Material Adverse Effect on Company or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by Company, Company Subsidiaries, their respective Boards of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance matters.

2.16  Compliance with Laws by Company.

(a)  Each of Company and Company Subsidiaries are, and Company’s business has been conducted in compliance with all Legal Requirements applicable to Company or such Subsidiary or by which Company or any of its properties is bound or affected, except in each case where the failure to so comply would not be material with respect to Company. No investigation or review by any Governmental Entity is pending or, to Company’s knowledge, has been threatened against Company or Company Subsidiaries in a writing delivered to Company.

(b)  Company and Company Subsidiaries have all permits, licenses, variances, exemptions, orders and approvals required by any Governmental Entity that are material to the operation of the business of Company and Company Subsidiaries as currently conducted and the use of their respective properties and assets as presently operated or used (collectively, the “Company Permits”), and are in material compliance with the terms of the Company Permits. All of the Company Permits are in full force and effect. No action or claim is pending, nor to the knowledge of Company is threatened, to involve or terminate any Company Permits or declare any such Company Permit invalid in any material respect.

2.17  Environmental Matters of Company

(a)  Except as would not reasonably be expected to have a Material Adverse Effect on Company:

(i)  each of Company and Company Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; none of Company or Company Subsidiaries has received written notification from any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked;

(ii)  each of Company and Company Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and none of Company or any Company Subsidiary has received written notification from any Governmental Entity or other Person that alleges that Company or any Company Subsidiary has violated or is, or may be, liable under any Environmental Law;

(iii)  there are no past or pending or, to the knowledge of Company, threatened Environmental Claims (A) against Company or any Company Subsidiary or (B) against any Person whose liability for any Environmental Claim Company or any Company Subsidiary has retained or assumed either by Contract or by operation of law, and none of Company or any Company Subsidiary has contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any Environmental Claim;

(iv)  to the knowledge of Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by Company or any Company Subsidiary or their predecessors or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against Company or any Company Subsidiary; and

(v)  neither Company nor any Company Subsidiary or their predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off site location that could reasonably be anticipated to result in an Environmental Claim.

(b)  To the knowledge of Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by Company or any Company Subsidiary.

(c)  There have been no environmental investigations, studies, tests, audits, reviewed or other analyses conducted by, on behalf of, or which are in the possession of, Company or any Company Subsidiary that have not been delivered or made available to Parent.

2.18  Company Contracts.

(a)  Company has delivered or made available to Parent true, correct and complete copies (and all exhibits and schedules thereto and all amendments, modifications and supplements thereof) of the following Contracts, and all of such Contracts in existence on the date hereof are listed on Part 2.18 of the Company Disclosure Letter, in each case only if such Contract either (x) by its terms requires, or is reasonably likely to require, payment to, or by, Company or the Company Subsidiaries of at least $50,000 over the stated minimum term of the Contract or (y) is material to the business of Company and the Company Subsidiaries (it being understood that any Contract described in clauses (iv), (vii), (ix), (x), (xi), (xiii) or (xvi) are deemed to be material to the business of the Company and the Company Subsidiaries (the “Company Contracts”):

(i)  any distributor, supplier, sales, advertising, agency or manufacturer’s representative Contract;

(ii)  any license agreement or other written or oral agreement or permission pursuant to which Company has granted to any third party with respect to any IP Assets or Intellectual Property Rights (other than pursuant to Company's standard customer agreements in the ordinary course of business);

(iii)  any license, sublicense, agreement or other permission pursuant to which Company uses or otherwise possesses the IP Assets or Intellectual Property Rights of any third party;

(iv)  any Contract of Company or any Company Subsidiaries containing any material support or maintenance obligation on the part of Company or any Company Subsidiaries outside of the ordinary course of business;

(v)  all Contracts with any customer of the business of the Company and the Company Subsidiaries (provided that for customers that have executed a standard form of agreement, a copy of such form agreement and a list of the customers that have so executed such form agreement shall be sufficient);

(vi)  all Contracts of Company or any Company Subsidiaries relating to indebtedness of Company or any Company Subsidiaries

(vii)  any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of products or services of Company or any Company Subsidiaries;

(viii)  any continuing Contract for the purchase of materials, supplies, equipment, services or capital expenditures by Company or the Company Subsidiaries involving in the case of any such Contract more than fifty thousand dollars ($50,000) over the life of the Contract;

(ix)  all Contracts of Company or any of the Company Subsidiaries that involve the sale or purchase of any assets of Company or any of the Company Subsidiaries, other than in the ordinary course of business;

(x)  any Contract pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s Subsidiaries;

(xi)  all Contracts of Company whereby Company or any Company Subsidiaries is restricted by any “standstill” or similar obligations;

(xii)  any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(xiii)  any Contract limiting the freedom of Company to engage in any line of business or to compete with any other Person;

(xiv)  any Contract pursuant to which Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that is material to the business of the Company and Company Subsidiaries, taken as a whole;

(xv)  all Company Real Property Leases;

(xvi)  any Contract with an officer, director employee, Affiliate or any other Person with whom Company does not deal at arm’s length (other than standard form offer letters under which the officer, director or employee's relationship with Company or the Company Subsidiaries is terminable at will and which letter does not contain any severance provisions or obligations on the part of Company or any Company Subsidiary extending beyond termination of employment or other relationship with Company);

(xvii)  all Contracts pursuant to which Company or any Company Subsidiaries has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements; and

(xviii)  all Contracts that are otherwise material to the business of the Company or any Company Subsidiaries.

(b)   Each Company Contract is in full force and effect and constitutes a legal, valid and binding agreement of Company or a Company Subsidiary, as applicable, enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Company or a Company Subsidiary, as applicable, have performed all of their obligations (except those that have not yet become due) under, and is not in material violation or breach of or default under, any such Company Contract. To the knowledge of Company, the other parties to each Company Contract have performed all of their obligations (except those that have not yet become due) under, and are not in material violation or breach of or default under, any such Company Contract.

2.19  Company Authority; Non-Contravention.

(a)  The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not (i) subject to obtaining the Company Stockholder Approval, conflict with or violate the Company Charter Documents or the equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in this Section 5.1 hereof, conflict with or violate any Legal Requirement applicable to Company or by which Company or any Company Subsidiary or any of their respective assets and properties are bound or affected, or (iii) subject to obtaining the Company Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any Company Subsidiary pursuant to, any Contract to which Company or any Company Subsidiary is a party or by which Company or any of its properties or assets are bound or affected. Part 2.19 of the Company Disclosure Letter list all consents, waivers and approvals under any of Contracts or any Legal Requirements applicable to Company or Company Subsidiaries that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to, or adversely effect the operations or condition of, Company, or the Surviving Corporation as a result of the Merger or adversely affect the ability of Company to consummate the Merger (“Company Necessary Consents”).

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other Person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Exchange Act, (iii) the Company Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Company with respect to Company, Parent or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

2.20  Company Customer Contracts

.  Part 2.20 of the Company Disclosure Letter lists the customers of Company that have contributed no less than 61% of Company’s consolidated revenue for the current fiscal year to date (“Key Company Customers”), together with a summary of the revenue derived from each such Key Company Customer. Neither Company nor any Company Subsidiary has received any written or oral indication or assertion from any Key Company Customer since January 1, 2006 that there has been any material problem with the service Company provides to such Key Company Customers or that a Key Company Customer desires to decrease services pursuant to, terminate, relinquish or not renew any Key Company Customer Contract. To Company’s knowledge, no facts or circumstances exist with respect to any Key Company Customer(s) that would reasonably be expected to cause such Key Company Customer(s) to cease use of Company’s products or services, which would materially and adversely affect Company's revenues for any future period.

2.21  Company Brokers’ and Finders’ Fees

.  Other than as disclosed in Part 2.21 of the Company Disclosure Letter, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22  Opinion of Company’s Financial Advisor

.  Company has received the written opinion of RBC Capital Markets Corporation, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company Stockholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent.

2.23  Company Insurance

.  Copies of all material insurance policies have been made available to Parent. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

2.24  Company Corporate Controls

.  Neither Company, any Company Subsidiary nor any of their respective directors, managers, stockholders, members, officers, agents, employees or consultants or any other Person while acting on behalf of Company or any Company Subsidiary, has, directly or indirectly: (a) used any funds of Company or any Company Subsidiary for unlawful contributions, gifts, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of Company or any Company Subsidiary; (c) established or maintained any unlawful or unrecorded fund of monies or other assets of Company or any Company Subsidiary; (d) made or caused to be made any false or fictitious entry on Company’s or any Company Subsidiary’s books or records; (e) participated in any racketeering activity involving Company or any Company Subsidiary; or (f) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business for Company or any Company Subsidiary or to obtain special concessions, or to pay for favorable treatment for business secured by Company or any Company Subsidiary or for special concessions already obtained, and neither Company nor any Company Subsidiary has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

2.25  Transactions with Affiliates of Company.

(a)  Except as set forth in the Company SEC Reports filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

(b)  Except as set forth in the Company SEC Reports filed prior to the date hereof, to Company’s knowledge, (i) no officer of Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company, and (ii) no officer or director of Company or any Company Subsidiary (x) has made, on behalf of Company or any Company Subsidiary any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Company or any Company Subsidiary or, to Company’s knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

(c)  Since June 30, 2006, Company has not, directly or indirectly, including through any Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Company.

2.26  Copies of Documents

.  Company has caused to be made available for inspection by Parent and its advisers, true, correct and complete copies of all documents referred to in this Article II or in the Company Disclosure Letter under this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company, that, subject to the exceptions specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Parent and Merger Sub to Company dated as of the date hereof (the “Parent Disclosure Letter”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following statements are true and correct as of the date hereof, except where another date is specified, and will be true and correct as of the Closing Date, except where another date (including "as of the date hereof" is specified in the representation or warranty (for the avoidance of doubt, if any section in the Parent Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Letter readily apparent based on the substance of such disclosure, such matter shall be deemed to have been disclosed in such other section of the Parent Disclosure Letter, notwithstanding the omission):

3.1  Organization and Qualification of Parent and Merger Sub.

(a)  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to conduct its business as it is currently being conducted. Parent is duly qualified or licensed to do business and is in good standing, or local law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local law equivalent, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

3.2  Power and Authority of Parent and Merger Sub; Enforceability of this Agreement.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Parent, at a meeting duly called and held at which all directors of Parent were present in accordance with the Bylaws of Parent, duly adopted resolutions (the “Parent Board Approval”) (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) declaring that it is advisable and making a determination that it is in the best interest of Parent and the Parent Stockholders that Parent enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) making a determination that this Agreement is fair to Parent and the Parent Stockholders, (iv) directing that this Agreement be submitted to a vote for adoption at a meeting of the Parent Stockholders to be held as promptly as practicable as set forth in Section 5.4 hereof and (v) recommending that the Parent Stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Stockholder Approval. The affirmative vote of the holders of a majority of the issued and outstanding shares of the Parent Common Stock as of the record date established for the Parent Stockholders’ Meeting, voting as a single class, in favor of adopting this Agreement and of approving the Merger and the other transactions contemplated hereby (the “Parent Stockholder Approval”), is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

(b)  The Board of Directors of Parent and Merger Sub has taken all action necessary to ensure that any restrictions on business combinations applicable to Parent shall not apply to the transactions contemplated by this Agreement. No state or foreign takeover or similar statute or regulation is applicable to this Agreement or the transactions contemplated hereby.

(c)  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

3.3  Parent Capitalization.

(a)  The authorized capital stock of Parent consists solely of 600,000,000 shares of the Parent Common Stock and 200,000,000 shares of the preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 3,500 shares are designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Parent Series A Preferred Stock”). (i) 35,182,081 shares of the Parent Common Stock are issued and outstanding as of October 2, 2006, (ii) no shares of Parent Series A Preferred Stock are issued and outstanding as of the date hereof, and (iii) no shares of Parent’s capital stock are being held in Parent’s treasury as of the date hereof. Part 3.3(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of the number of shares of the Parent Common Stock held by each registered holder thereof as of October 2, 2006. All outstanding shares of the Parent Common Stock and the Parent Preferred Stock were duly authorized and validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under the provisions of Delaware General Corporation Law (“DGCL”), the Parent Charter Documents or any Contract to which Parent is a party or by which it is bound. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent or any Parent Subsidiary.

(b)  As of the date hereof, Parent has reserved 8,971,131 shares of the Parent Common Stock for issuance to permitted grantees pursuant to the equity-based compensation plans included as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Parent Stock Plans”) of which (i) 2,303,771 shares of the Parent Common Stock have been issued pursuant to option exercises, (ii) 2,916,792 shares are subject to outstanding, unexercised options for Parent Company Stock, with a weighted-average exercise price of $10.86, (iii) 669,729 shares have been issued pursuant to restricted stock awards, and (iv) 3,074,982 shares remain available for issuance thereunder. Parent has made available to Company an accurate and complete copy of the Parent Stock Plans and the forms of all stock option agreements evidencing Parent Options. There are no options outstanding to purchase shares of the Parent Common Stock other than pursuant to the Parent Stock Plans. All shares of the Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no Contracts of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the transactions contemplated by this Agreement. Except for the Parent Stock Plans, there are no outstanding or authorized stock appreciation, stock purchase, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Parent or any Parent Subsidiary.

(c)  All outstanding shares of the Parent Common Stock and the Parent Preferred Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

3.4  Obligations With Respect to Parent Capital Stock.

(a)  Except as described in Section 3.3 or set forth in the Parent Disclosure Letter, no capital stock of Parent or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date hereof. Except as set forth in the Parent Disclosure Letter, there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any kind to which Parent is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to grant, extend or accelerate the vesting of or otherwise amend or enter into any such subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Parent), of Parent or any Parent Subsidiary, to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary or any securities convertible or exchangeable into or exercisable for such capital stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Parent. Parent has no authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent Stockholders have the right to vote.

(b)  Except as set forth on Part 3.4(b) of the Parent Disclosure Letter, Parent is not a party to or bound by any agreement with respect to the voting (including voting trusts, proxies, "poison pill" anti-takeover plans) registration under the Securities Act, or sale or transfer (including agreements related to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Parent. To the knowledge of Parent, there are no agreements among other parties, to which Parent is not a party and by which it is not bound, with respect to voting (including voting trusts and proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag along" rights but excluding restrictions required by the Securities Act in connection with private placements of securities) of any securities of Parent.

(c)  The Parent Common Stock constitutes the only class of securities of Parent registered or required to be registered under the Exchange Act.

3.5  Parent SEC Reports; Compliance with AMEX and NGM; Parent Financial Statements.

(a)  Parent has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2005 (the "Parent Commencement Date"), including all exhibits thereto and all Certifications, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Parent SEC Reports”). For Parent’s Exchange Act periodic report filings since the fourth quarter of 2005, there have been no comment letters or other correspondence received by Parent (excluding letters related to confidential treatment applications and orders of effectiveness) from the SEC or other correspondence by or on behalf of Parent to the SEC that have not been provided to Company and the copies of such letters and responses delivered to or made available to Company were true and complete copies. Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that material information relating to Parent, including Parent Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Parent Subsidiary is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates and except as subsequently corrected by amendment, the Parent SEC Reports and all other filings that have been made by Parent with the SEC complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Reports, and Parent has filed all exhibits required to be filed with the Parent SEC Reports and all other filings that have been made by Parent with the SEC, and all such exhibits were true, correct and complete in all material respects (except to the extent omissions were in reliance upon a confidential treatment request). The Parent SEC Reports and all other filings that have been made by Parent with the SEC (a) were and, in the case of Parent SEC Reports and all other filings with the SEC filed by Parent after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), and in the case of such forms, reports and documents filed by Parent with the SEC after the date hereof, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in or necessary in order to make the statements in such documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. Parent has filed all amendments to the Parent SEC Reports and all other filings that have been made by Parent with the SEC as were required to be filed under applicable law. Parent was in material compliance with the requirements applicable to securities that are traded on the American Stock Exchange (the “AMEX”) when its securities were traded on the AMEX and is in material compliance with the requirements applicable to securities that are traded on the NGM and has not, since the Parent Commencement Date, received any notice from the AMEX or the NGM, asserting any non compliance with such requirements.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing (the “Parent Financials”), (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto then in effect at the same time as such filing, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Parent and Parent Subsidiaries that are required by GAAP to be consolidated therein and fairly reflects its investment in any unconsolidated Subsidiary as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. All Subsidiaries of Parent that are required by GAAP to be consolidated in the Parent Financials have been so consolidated. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 2006 is hereinafter referred to as the “Parent Balance Sheet.” The reserves reflected in the Parent Financials have been calculated in accordance with GAAP. Except as disclosed in the Parent Balance Sheet, neither Parent nor any Parent Subsidiary has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and Parent Subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. Neither Parent nor any Parent Subsidiary nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or Parent Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Parent Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Parent Subsidiaries has engaged in questionable accounting or auditing practices; provided that if such event arises after the date of this Agreement, Parent shall provide Company with prompt written notice of such event. Since the Parent Commencement Date, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or Parent Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s Board of Directors or any committee thereof or to any director or officer of Parent; provided that if such event arises after the date of this Agreement, Parent shall provide Company with prompt written notice of such event.

(c)  Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any Parent Subsidiary in the Parent Financials.

3.6  Absence of Certain Changes or Events

.  Except as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent and Parent Subsidiaries, taken as a whole, have conducted their businesses in all material respects in the ordinary course of business. Since the date of the Parent Balance Sheet, there has not been:

(a)  a Material Adverse Effect on Parent;

(b)  (i) any split, combination or reclassification of any capital stock (other than a 1-for-10 reverse stock split effected on July 10, 2006), (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

(c)  any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

(d)  (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of Parent or Parent Subsidiaries, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of Parent, other than advances to employees for travel and other reimbursable expenses in the ordinary course of business;

(e)  (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

(f)   As of the date hereof, any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any contract or agreement that would be reasonably likely, individually or in the aggregate, to be material to the Parent other than in the ordinary course of business consistent with past practices and other than threatened terminations for breach of any contract or agreement where Parent has cured the underlying cause of the threat and such contract or agreement still remains in full force and effect; or

(g)  any agreement, whether in writing or otherwise, to take any action described in this Section 3.7.

3.7  Parent Books and Records

.  All accounts, books, ledgers and official and other records material to Parent’s business maintained by Parent or Parent Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Parent or Parent Subsidiaries have under their control or possession all material records, systems, data or information used in Parent’s business, and neither Parent nor any Parent Subsidiary uses any third party provider for records storage, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by Parent and Parent Subsidiaries.

3.8  Parent Taxes.

(a)  Parent and each Parent Subsidiary have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, in all material respects, all Tax Returns required to be filed by or on behalf of Parent and each Parent Subsidiary with any Tax authority. Such Tax Returns are true, correct and complete in all material respects. Parent and each Parent Subsidiary have paid all Taxes due and owing by Parent and each Parent Subsidiary.

(b)  Parent and Parent Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate Tax authority within the prescribed time periods. Parent and each Parent Subsidiary have timely withheld or paid all federal and state income Taxes, Taxes pursuant to the FICA, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld or paid by Parent and each Parent Subsidiary with respect to any of their respective employees, former employees, directors, officers, residents and non-residents or third parties.

(c)  There is no Tax deficiency outstanding, proposed or assessed against Parent or any Parent Subsidiary, nor has Parent or any Parent Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  No examination of any Tax Return of Parent or any Parent Subsidiary is currently in progress, and neither Parent nor any Parent Subsidiary has received written notice of any (i) pending or proposed audit or examination, (ii) request for information regarding Tax matters, or (iii) notice of deficiency or prepared adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Parent or any Parent Subsidiary, and Parent does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(e)  Parent has no liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and Parent Subsidiaries in the ordinary course. The amount set up as an accrual for Taxes (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in the Parent Balance Sheet is sufficient for the payment of all unpaid Taxes of Parent and any Parent Subsidiary, whether or not disputed, for all periods ended on or prior to the date hereof.

(f)  Parent has delivered or made available to Company or its legal counsel or accountants true, correct and complete copies of all Tax Returns for Parent and Parent Subsidiaries filed for all periods since the fiscal year ended December 31, 2002, and all such filings were true, correct and complete in all material respects when made.

(g)  There are (and immediately following the Effective Time there will be) no Encumbrances on the assets of Parent relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Encumbrance for Taxes on the assets of Parent.

3.9  Parent Litigation

.  Except as set forth on Part 3.9 of the Parent Disclosure Letter, there is no claim, action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of Parent, any investigation, inquiry or subpoena by) any Governmental Entity, pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary with respect to this Agreement or the transactions contemplated hereby, or otherwise against (or, to the knowledge of Parent, affecting) Parent or any Parent Subsidiary or their respective properties or assets. Neither Parent nor any Parent Subsidiary is subject to any order entered in any lawsuit or proceeding that would have a Material Adverse Effect on Parent or would prevent the consummation of the transactions contemplated by this Agreement. There are no current internal investigations or inquiries being conducted by Parent, Parent Subsidiaries, their respective Boards of Directors or other equivalent management bodies or any third party or Governmental Entity or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance matters.

3.10  Parent Properties. Parent and the Parent Subsidiaries have valid rights (excluding Intellectual Property Rights, which are addressed exclusively in Section 3.13) to use the tangible assets used by it or them in the delivery of services by Parent and the Parent Subsidiaries to their customers. The property and equipment owned or otherwise contracted for by Parent and Parent Subsidiaries used by Parent and the Parent Subsidiaries for services that are currently sold and provided by Parent or Parent Subsidiaries to customers are adequate and suitable for the purposes for which they are presently being used, except for instances that would not have a Material Adverse Effect on Parent.

3.11  Compliance with Laws by Parent. Each of Parent and Parent Subsidiaries are, and Parent’s business has been conducted in compliance with all Legal Requirements applicable to Parent or such Subsidiary or by which Parent or any of its properties is bound or affected, except in each case where the failure to so comply would not have a Material Adverse Effect with respect to Parent. No investigation or review by any Governmental Entity (other than any taxing authority) is pending or, to Parent’s knowledge, has been threatened against Parent or Parent Subsidiaries in a writing delivered to Parent.

3.12  Parent Customer Contracts

.  Parent has previously delivered to Company a true and correct list of the twenty customers of Parent and the Parent Subsidiaries that have generated the most revenue for Parent and the Parent Subsidiaries for the period commencing January 1, 2006 and ending on June 30, 2006, together with such revenue derived from each such customer during such period.

3.13  Parent Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(a)  To the knowledge of Parent, Parent and the Parent Subsidiaries own or have the valid right or license to use in the manner used by Parent and the Parent Subsidiaries, all IP Assets and Intellectual Property Rights used by, or necessary to the operation of the business of, Parent and the Parent Subsidiaries as currently conducted.

(b)  There is no pending, or, to the knowledge of Parent, threatened, claim or litigation contesting the validity, ownership or right of Parent in any Parent IP Asset.

3.14  Environmental Matters of Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(a)  there are no past or pending or, to the knowledge of Parent, threatened Environmental Claims (i) against Parent or any Parent Subsidiary or (ii) against any Person whose liability for any Environmental Claim Parent or any Parent Subsidiary has retained or assumed either by Contract or by operation of law, and none of Parent or any Parent Subsidiary has contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any Environmental Claim; and

(b)  to the knowledge of Parent, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by Parent or any Parent Subsidiary or their predecessors or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against Parent or any Parent Subsidiary.

3.15  Parent Authority; Non-Contravention.

(a)  The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (i) subject to obtaining the Parent Stockholder Approval, conflict with or violate the Parent Charter Documents or the equivalent organizational documents of any Parent Subsidiary, (ii) subject to obtaining the Parent Stockholder Approval and compliance with the requirements set forth in Section 5.1 hereof, conflict with or violate any Legal Requirement applicable to Parent or by which Parent or any Parent Subsidiary or any of their respective assets and properties are bound or affected, or (iii) subject to obtaining the Parent Necessary Consents, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or any Parent Subsidiary pursuant to, any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any of its properties or assets are bound or affected that would have a Material Adverse Effect on Parent. Part 3.15 of the Parent Disclosure Letter list all consents, waivers and approvals under any of Contracts or any Legal Requirements applicable to Parent that are required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would have a Material Adverse Effect on Parent or the Surviving Corporation as a result of the Merger or adversely affect the ability of Parent to consummate the Merger (“Parent Necessary Consents”).

(b)  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) the Parent Necessary Consents and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent with respect to Parent, Company or the Surviving Corporation or adversely effect the ability of the parties hereto to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such requirement.

3.16  Opinion of Parent’s Financial Advisor

.  Parent has received the written opinion of Thomas Weisel Partners LLC, to the effect that, as of the date of such opinion, the Merger Consideration was fair to Parent from a financial point of view, and a true and complete copy of such opinion has been delivered to Company.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by Company

.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any event that would reasonably be expected to have a Material Adverse Effect on Company.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit any Company Subsidiaries to do any of the following:

(a)  Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Stock Plan, except as contemplated under Section 1.6(d) of this Agreement;

(b)  Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as disclosed in the Company Disclosure Letter, or adopt any new severance plan or policies;

(c)  (i) Transfer or license to any Person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights, other than with respect to non-exclusive licenses in the ordinary course of business and consistent with past practice; (ii) disclose to any Person, other than Company employees and representatives of Parent not subject to a nondisclosure agreement, any material trade secret except in the ordinary course of business consistent with past practices; (iii) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights from any Person except in the ordinary course of business consistent with past practices and which would be immaterial to the business of the Company; and (iv) disclose any source code to any third party except in the ordinary course of business consistent with past practices;

(d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or the Company Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(f)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement;

(g)  Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of Company Subsidiaries);

(h)  Incur or prepay any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue, sell or repurchase any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than borrowings under Company’s existing Loan and Security Agreement with Comerica Bank (and any renewals or extensions thereof on substantially the same terms as in effect on the date hereof), in any case with an aggregate loan amount not to exceed $6 million in the ordinary course of business consistent with past practices;

(i)  Make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Company Subsidiary;

(j)  (i) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, (ii) enter into any employment contract or collective bargaining agreement, other than an offer letter on Company's standard form that is terminable at will without severance or other continuing obligation following termination of employment, (iii) pay any special bonus or special remuneration to any officer, director or employee (other than year-end bonuses in accordance with Company's existing bonus plan or program approved by Company's Board of Directors, (iv) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its officers, directors, employees or consultants, (v) make any other change in the compensation or benefits payable or to become payable to any of its employees, agents or consultants, or members of the board of directors of the Company, (vi) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its directors, officers, employees, affiliates, agents or consultants, (vii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such directors, officers, employees, agents, consultants, (viii) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (ix) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (x) hire or terminate any officer (other than terminations for cause) or encourage any officer or employee to resign, or materially increase or decrease the number of employees, or (xi) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(k)  Make any capital expenditures in excess of amounts specifically allocated for capital expenditures in the Company’s 2006 operating budget approved by its Board of Directors (a copy of which budget specifically setting forth such capital expenditures has been provided to Parent);

(l)  Permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee, unless such policy is replaced by a policy with comparable coverage, or otherwise fail to maintain insurance at less than current levels or otherwise in a manner consistent with past practices in all material respects;

(m)  (i) Modify or amend in any material respect or terminate any of the Company Contracts, other than in the ordinary course of business consistent with past practices, (ii) waive, release or assign any material rights or claims under any of the Company Contracts, other than in the ordinary course of business consistent with past practices, (iii) enter into any material commitment or transaction, including entering into any material purchase, sale or lease of assets or real estate, (iv) enter into any material strategic alliance, material joint development or joint marketing agreement, or (v) enter into any agreement pursuant to which Parent or the Surviving Corporation or any Parent Subsidiary, or the Company or any Company Subsidiary will be subject to any exclusivity, noncompetition, nonsolicitation, most favored nations or other similar restriction or requirement on their respective businesses following the Closing;

(n)  Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

(o)  (i) Make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable Legal Requirements, rule or regulation, change any Tax accounting method, except for such changes required by applicable Legal Requirements, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, (iii) file any material federal or state income Tax return without Parent’s review and consent, which shall not be unreasonably withheld, or (iv) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

(p)  Pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practices, (ii) the settlement of claims that do not require a monetary payment in excess of $50,000 or restrictions on the Company’s business or (iii) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

(q)  (i) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger), (ii) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(r)  Take any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s)  (A) Commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements, seek a judicial order or decree or settle any litigation, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $100,000 is not in the ordinary course of business;

(t)  Take any action, or permit any Company Subsidiary to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u)  Agree in writing or otherwise commit to take any of the actions described in Section 4.1(a) through (t) above.

4.2  Conduct of Business by Parent

.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, except to the extent that Company shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Parent will promptly notify Company of any event that would reasonably be expected to have a Material Adverse Effect on Parent.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or provided in Part 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit any Parent Subsidiaries to do any of the following:

(a)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(b)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or the Parent Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or other agreements in effect on the date hereof;

(c)  Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of Parent Subsidiaries) in a manner that would reasonably be likely to prevent or materially delay or impair the Merger; provided that any amendment to its Certificate of Incorporation to increase the number of authorized shares of any class or series of capital stock of Parent shall in no way be restricted by the foregoing;

(d)  Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (subject to extension pursuant to Section 12b-25 under the Exchange Act);

(e)  (i) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, (ii) adopt any plan of merger in which Parent’s corporate existence would cease or all of its outstanding capital stock would be converted into cash, property or other securities, or (iii) sell, transfer, lease, mortgage, pledge, license exclusively, or otherwise dispose of, all or substantially all of the assets of Parent and the Parent Subsidiaries, taken as a whole;

(f)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and sale of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options or Parent Warrants; (ii) the grant of options with respect to, or the issuance of, the remaining shares of Parent Common Stock authorized on the date hereof under Parent Stock Plans in the ordinary course of business; and (iii) other issuances of securities in the ordinary course of business;

(g)  Incur any indebtedness for borrowed money other than to fund the normal business operations of Parent and the Parent Subsidiaries;

(h)  Take any action that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make many representation or warranty of Parent or Merger Sub contained herein inaccurate, which inaccuracy would constitute or represent a Material Adverse Effect on Parent and the Parent Subsidiaries, taken as a whole, or that would impair the ability of the Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(i)  Take any action, or permit any Parent Subsidiary to take any action, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(j)  Agree in writing or otherwise commit to take any of the actions described in Section 4.2(a) through (g) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1  Joint Proxy Statement, Registration Statement and Filings

.

(a)  As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and file with the SEC preliminary joint proxy materials relating to the Company Stockholder Approval and Parent Stockholder Approval, and Parent shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (such joint proxy materials are referred to herein as the “Joint Proxy Statement” and such registration statement, including the Joint Proxy Statement that constitutes a part thereof, is referred to herein as the “Registration Statement”). Each of Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Joint Proxy Statement and the Registration Statement. Parent and Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. At the earliest practicable time following (i) the Registration Statement being declared effective under the Securities Act and (ii) the later of (A) receipt and resolution of SEC comments with respect to the Joint Proxy Statement and (B) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act with respect to the Joint Proxy Statement, Company and Parent shall file a definitive Joint Proxy Statement with the SEC and cause the Joint Proxy Statement to be mailed to their respective stockholders. Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the Registration Statement all necessary state securities law or "blue sky" notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b)  Each of Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statement. Company and Parent each agrees that none of the information supplied or to be supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company and Parent shall cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(c)  Each of Company and Parent shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Joint Proxy Statement or Registration Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, and shall provide the other party with an opportunity to review and comment on such correspondence or responses. If at any time prior to the Company Stockholders Meeting or Parent Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that (i) should be set forth in an amendment or supplement to the Joint Proxy Statement, so that the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of Company and Parent.

(d)  As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any filings required to be filed by any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Filings”). Without limitation, Filings shall include all filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations. Each of Company and Parent shall notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to any Filing, (ii) upon the receipt of any comments from any Governmental Entity in connection with any Filing, and (iii) upon any request by any Governmental Entity for amendments or supplements to any Filings or for additional information. Each of Company and Parent shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and a Governmental Entity, on the other hand, with respect to any Filing. Except where prohibited by applicable Legal Requirements (i) each of Company and Parent shall consult with the other party prior to taking a position with respect to any Filing, shall permit the other party to review and discuss in advance, and consider in good faith the views of such other party in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with any Filing, and (ii) each of Company and Parent shall coordinate with the other party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with any Filing; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.1(d) to comply in all material respects with all applicable Legal Requirements.

5.2  Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a)  Company shall take all action necessary in accordance with the Nevada Corporate Law, governing rules of the NGM and its Articles of Incorporation and Bylaws to convene and hold the Company Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement, approval of the Merger and any other approvals reasonably related thereto. Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c). Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement, the approval of the Merger and any other approvals reasonably related thereto and will take all other action necessary or advisable to obtain such approvals and to secure the vote of its stockholders, in each case. Company (i) shall consult with Parent regarding the date of the Company Stockholders Meeting, and (ii) shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided, however, that Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Parent) supplement or amendment to the Joint Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the Nevada Corporate Law, its Articles of Incorporation and Bylaws, the rules of the NGM and all other applicable Legal Requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

(b)  Unless the Board of Directors of Company has made a Change of Recommendation pursuant to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c)  Nothing in this Agreement shall prevent the Board of Directors of Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (viii) are met:

(i)  Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company’s Board of Directors) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(ii)  a Superior Proposal (as defined below) is made to Company and is not withdrawn;

(iii)  both the Company Stockholder Meeting and the Parent Stockholder Meeting have not occurred; provided, however that if either meeting is adjourned in accordance with Section 5.2(a) or 5.4(a), as applicable, then such meeting shall not be deemed to have occurred for purposes of this clause (iii);

(iv)  Company shall have provided written notice to Parent (a “Notice of Superior Proposal”) advising Parent that Company has received a Superior Proposal and that it intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying all of the material terms and conditions of such Superior Proposal and identifying the Person, entity or group making such Superior Proposal;

(v)  Company shall have provided to Parent a copy of all written materials delivered after the date of this Agreement to the Person or group making the Superior Proposal in connection with such Superior Proposal, and made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information;

(vi)  Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a reputable U.S. financial advisor) to be at least as favorable to Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), and that the Board of Directors of Company will not withhold, withdraw, amend or modify its recommendation to the Company's stockholders in favor of approval and adoption of this Agreement and approval of the Merger for five business days after receipt by Parent of the Notice of Superior Proposal;

(vii)  the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and any offer made by Parent pursuant to Section 5.2(c)(vi), the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to Company’s stockholders under applicable Legal Requirements; and

(viii)  Company shall have complied in all material respects with Sections 5.1, 5.2 and 5.3.

(d)  Nothing contained in this Agreement shall limit Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal or of any Change of Recommendation). Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders Meeting.

(e)  For purposes of this Agreement, “Superior Proposal” shall mean a bona fide binding written offer that has not been solicited by the Company following the date of this Agreement and is made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or in excess of 50% of the assets of Company or in excess of 50% of the outstanding voting securities of Company and as a result of which the stockholders of Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of Company concludes in good faith, after consultation with its outside financial advisors, to be (i) more favorable to Company’s stockholders from a financial point of view than the terms of the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to the parties’ obligations to consummate the transaction that is the subject of the Superior Proposal.

(f)  Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 5.2(c).

(g)  For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Company; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

5.3  No Solicitation

.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company shall not, nor shall it authorize or permit the Company Subsidiaries or any of its or their respective officers, directors, affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage or participate in discussions with any Person with respect to any Acquisition Proposal, except as necessary to ascertain the terms of and understand any Acquisition Proposal and to decline to engage or participate in such discussions by referring to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 5.2(c), or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.3 shall not prohibit Company from engaging in discussions or negotiations regarding or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (A) Company’s Board of Directors in good faith after consultation with its outside financial and legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (B) neither Company nor any representative of Company or the Company Subsidiaries acting under its authority shall have violated any of the restrictions set forth in this Section 5.3, (C) the Board of Directors of Company concludes in good faith, after consultation with its outside financial and legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company’s stockholders under applicable Legal Requirements, (D) at least two business days prior to entering into discussions or negotiations (other than preliminary discussions permitted above) with, or furnishing information to, such party, Company gives Parent written notice of the identity of such Person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of Company’s intention to take action with respect to such Person, entity or group, and Company receives from such Person or group an executed confidentiality agreement containing terms no less favorable to Company as the Confidentiality Agreement, (E) Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (F) contemporaneously with furnishing any such information to such Person or group, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent). Company shall, and shall cause its respective officers, directors, controlled affiliates or employees or any investment banker, attorney, advisor or other agent or representative retained by any of them to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any officer, director or controlled affiliate of Company or any Company Subsidiaries or any investment banker, attorney, advisor or other agent or representative of Company or any Company Subsidiaries shall be deemed to be a breach of this Section 5.3 by Company.

In addition to the obligations of Company set forth in this Section 5.3, Company shall, as promptly as practicable, and in any event within 24 hours, advise Parent orally and in writing of any Acquisition Proposal, request for information which Company reasonably believes would lead to an Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and copies of all written materials sent or provided to Company by or on behalf of any Person or group or provided to such Person or group by or on behalf of Company after the date of this Agreement. Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, Company shall provide Parent with at least two business days prior written notice of a meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider an Acquisition Proposal or recommend a Superior Proposal to its stockholders and, together with such notice, a copy of the documentation relating to such Superior Proposal.

5.4  Meeting of Parent Stockholders.

(a)  Parent shall take all action necessary in accordance with the DGCL, governing rules of the NGM and its Certificate of Incorporation and Bylaws to convene and hold the Parent Stockholders’ Meeting, to be held as promptly as practicable, for the purpose of voting upon approval and adoption of this Agreement, approval of the Merger and any other approvals reasonably related thereto. Parent (i) shall consult with Company regarding the date of the Parent Stockholders Meeting, and (ii) shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of Company; provided, however, that Parent may adjourn or postpone the Parent Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Company) supplement or amendment to the Joint Proxy Statement is provided to the Parent's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Parent Stockholders Meeting is originally scheduled there are insufficient shares of Parent Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting. Parent shall call, notice, convene, hold and conduct the Parent Stockholders’ Meeting, and solicit proxies in connection with the Parent Stockholders’ Meeting, in compliance with the DGCL, its Articles of Incorporation and Bylaws, the rules of the NGM and all other applicable Legal Requirements.

(b)  (i) The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders’ Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Parent Stockholders’ Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

5.5  Confidentiality; Access to Information

.

(a)  The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b)  Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.6  Public Disclosure

.  Parent and Company shall consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements or any listing agreement with the NGM. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.7  Reasonable Efforts; Notification

.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation (i) to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), or (ii) imposing or seeking to impose or confirm any limitation or regulation on the ability of Parent or any of its subsidiaries or affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

(b)  Each of Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger (other than a Company Necessary Consent or Parent Necessary Consent), (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)  In order to facilitate the integration of the operations of Parent and Company and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate the earliest time possible following the Effective Time the benefits expected to be realized by the parties as a result of the Merger, Company shall use its commercially reasonable efforts to consult with Parent on material strategic and operational matters to the extent such consultation is not in violation of applicable Legal Requirements, including laws regarding exchange of information and other laws regarding competition.

5.8  Third Party Consents

.  As soon as practicable following the date hereof, (i) Company shall use its commercially reasonable efforts to obtain the Company Necessary Consents, and (ii) Parent shall use its commercially reasonable efforts to obtain the Parent Necessary Consents.

5.9  Indemnification of Directors

.  Parent and Merger Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of Company, and advancement of expenses in connection therewith, set forth in the Articles of Incorporation and Bylaws of Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of three years after the Effective Time (unless such amendment is required by applicable Legal Requirements and except for amendments that do not adversely affect the rights of persons who at the Effective Time were serving or had previously served as directors or officers of Company).

5.10  Stockholder Litigation

.  Until the earlier of termination of this Agreement in accordance with its terms or the Effective Time, Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or members of its Board of Directors relating to this Agreement and the transactions contemplated hereby or otherwise and shall not settle any such litigation without Parent’s prior written consent.

5.11  Section 16(b)

.  The Board of Directors of each of Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of shares of Company Common Stock and "derivative securities" (as defined in Rule 16a-1(c) under the Exchange Act) with respect to shares of Company Common Stock and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.12  Tax-Free Qualification.

(a)  Each of Company and Parent shall use its reasonable best efforts to and to cause each of its Subsidiaries to, (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 6.2(f) and 6.3(e) of this Agreement.

(b)  From and after the Effective Time, Parent shall not take any action that is reasonably likely to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, including any action that is reasonably likely to cause the Merger to fail to satisfy the "continuity of business enterprise" requirement described in Treasury Regulation ss.1.368-1(d). If the opinion conditions contained in Sections 6.2(e) and 6.3(d) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

5.13  Tax Representation Letters

.  Company shall use its reasonable best efforts to deliver to Morris, Manning & Martin LLP and to Parr Waddoups Brown Gee & Loveless

a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of Company, containing representations of Company, and Parent shall use its reasonable best efforts to deliver to Morris, Manning & Martin LLP and to Parr Waddoups Brown Gee & Loveless a "Tax Representation Letter," dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Morris, Manning & Martin LLP to render the opinion described in Section 6.3(d) of this Agreement and Parr Waddoups Brown Gee & Loveless to render the opinion described in Section 6.2(e) of this Agreement.

5.14  Company Affiliates

.  Company shall, prior to the Company Stockholders Meeting, deliver to Parent a list identifying all persons who, to the knowledge of Company, may be deemed as of the date of the Company Stockholders Meeting to be affiliates of Company for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date thereof until the Company Stockholders Meeting. Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent, not later than the date of Company Stockholders Meeting, a written agreement substantially in the form attached as Exhibit A hereto.

5.15  Voting Agreements

.  Concurrently with the execution of this Agreement, Company has delivered to Parent voting agreements, in form and substance reasonably acceptable to Parent, executed by the stockholders of the Company set forth on Part 5.15 of the Company Disclosure Letter.

5.16  Employment Agreements

.  Concurrently with the execution of this Agreement, Company has delivered to Parent employment agreements, in form and substance reasonably acceptable to Parent, executed by the persons named on Part 5.16 of the Company Disclosure Letter, which employment agreements are expressly conditioned upon the consummation of the Merger and shall become effective only upon the Effective Time.

5.17  Noncompetition Agreements

.  Concurrently with the execution of this Agreement, Company has delivered to Parent noncompetition agreements, in form and substance reasonably acceptable to Parent, executed by the persons named on Part 5.17 of the Company Disclosure Letter, which noncompetition agreements are expressly conditioned upon the consummation of the Merger and shall become effective only upon the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Obligations of Each Party to Effect the Merger

.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of (i) the stockholders of Company under applicable Legal Requirements and the Company Charter Documents and (ii) the stockholders of Parent under applicable Legal Requirements and the Parent Charter Documents.

(b)  Joint Proxy Statement. No stop order or similar proceeding in respect of the Joint Proxy Statement shall have been initiated or threatened in writing by the SEC.

(c)  Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued.

(d)  NGM Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger shall have been authorized for listing on the NGM upon official notice of issuance.

(e)  No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(f)  Governmental Approvals. Approvals from each Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.2  Additional Conditions to Obligations of Company

.  The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)  Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (including the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to either of such qualification standard) as of such date; provided, however, each of Parent and Merger Sub shall provide supplements to the Parent Disclosure Letter as may be necessary to update the representations and warranties contained in Article III solely for the purpose of determining whether an event has occurred between the date hereof and the Effective Time that would reasonably be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct has had or would have a Material Adverse Effect on Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(b)  Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(c)  Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

(d)  Parent Necessary Consents. Parent and Merger Sub shall have obtained all Parent Necessary Consents.

(e)  Tax Opinion. Company shall have received the written opinion of Parr Waddoups Brown Gee & Loveless, counsel to Company, or other counsel reasonably satisfactory to Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.13 of this Agreement.

6.3  Additional Conditions to the Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties. Each representation and warranty of Company contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (including the date of this Agreement) shall have been true and correct in all material respects (except for any statements in a representation or warranty that expressly include a qualification standard of Material Adverse Effect, which statements shall be true and correct in all respects giving effect to either of such qualification standard) as of such date; provided, however, Company shall provide supplements to the Company Disclosure Letter as may be necessary to update the representations and warranties contained in Article II solely for the purpose of determining whether an event has occurred between the date hereof and the Effective Time that would reasonably be expected to have a Material Adverse Effect on Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of Company are not so true and correct unless the failure of such representations and warranties to be so true and correct has had our would have a Material Adverse Effect on Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(b)  Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(c)  Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company.

(d)  Tax Opinion. Parent shall have received the written opinion of Morris, Manning & Martin, LLP, counsel to Parent, or other counsel reasonably satisfactory to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.13 of this Agreement.

(e)  No Restraints. There shall not be instituted, pending or threatened any action, proceeding or hearing before any Governmental Entity (i) seeking to restrain, prohibit, regulate or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations or regulations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or freely conduct Company’s business or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such assets or shares.

(f)  Consents. Company shall have obtained all Company Necessary Consents, which consents shall have been obtained on terms that are not reasonably likely to materially affect the ownership or operations of the business by Parent.

(g)  Resignation of Directors. Parent shall have received a written resignation from each of the directors of Company effective as of the Effective Time.

(h)  Termination of Company Stock Plans. Parent shall have received from the Company evidence that the Company's rights to grant additional awards under the Company Stock Plans have been terminated, effective immediately prior to the Effective Time and conditioned upon the Effective Time occurring.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination

.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a)  by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b)  by either Company or Parent if the Merger shall not have been consummated by March 31, 2007 (the “Outside Date”) for any reason; provided, however, that the Outside Date shall be April 30, 2007 if the Merger shall not have been consummated by March 31, 2007 solely by reason of (i) the failure of the Registration Statement being declared effective under the Securities Act in a timely manner, (ii) the failure to resolve all SEC comments with respect to the Joint Proxy Statement in a timely manner, or (iii) the failure to obtain all approvals from each Governmental Entity (if any) necessary for consummation of the transactions contemplated by this Agreement; and provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)  by Parent if a Governmental Entity shall have issued a final and nonappealable order, decree or ruling with respect to any of the items set forth in Section 6.3(e);

(d)  by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement;

(e)  by either Company or Parent, if the approval and adoption of this Agreement and the approval of the Merger by the stockholders of Parent shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f)  by Parent if a Company Triggering Event (as defined below) shall have occurred;

(g)  by Company if a Parent Triggering Event (as defined below) shall have occurred;

(h)  by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Parent shall have occurred; provided that if such inaccuracy in Parent’s or Merger Sub's representations and warranties or breach by Parent or Merger Sub, or if such Material Adverse Effect with respect to Parent, is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(h) for 20 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect with respect to Parent (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent or Merger Sub or Material Adverse Effect with respect to Parent is cured during such 20-day period, or if Company shall have materially breached this Agreement); or

(i)  by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect with respect to Company shall have occurred; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, or if such Material Adverse Effect with respect to Company, is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(i) for 20 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect with respect to Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(i) if such breach by Company or Material Adverse Effect with respect to Company is cured during such 20-day period, or if Parent shall have materially breached this Agreement).

Each of the above termination rights is an independent right that is not exclusive of any other termination right or other right herein.

For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Company (or any committee thereof) shall for any reason effected a Change of Recommendation; (ii) Company shall have failed to include in the Joint Proxy Statement the recommendation of Company’s Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any non-binding letter of intent, memorandum of understanding, term sheet or Contract with respect to any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.3; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2  Notice of Termination Effect of Termination

.  Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses

.

(a)  General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)  Termination Fee. In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(f) or (ii) (A) this Agreement is terminated pursuant to Section 7.1(b) (other than a termination by Company if any action or failure to act by Parent or Merger Sub is the principal cause of the failure of the Merger to occur on or before the Outside Date), 7.1(d), or 7.1(i), and (B) at or prior to such termination but after the date hereof, there shall exist or have been publicly proposed a bona fide Acquisition Proposal relating to a Company Acquisition and within 12 months after such termination, Company shall enter into a letter of intent or definitive agreement with respect to any Company Acquisition or any Company Acquisition shall be consummated, then, in the case of clause (i), promptly, but in no event later than two (2) business days after the date of such termination, or in the case of clause (ii), concurrently with the execution of a definitive agreement with respect to, or the consummation of, as applicable, such Company Acquisition, Company shall pay to Parent $8,000,000 in cash plus the amount of any transaction expenses of Parent incurred theretofore (the “Termination Fee”). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the Termination Fee due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall be in lieu of damages incurred in the event of breach of this Agreement other than for any willful breaches of this Agreement. For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale, or (C) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

7.4  Amendment

.  Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5  Extension; Waiver

.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1  Non-Survival of Representations and Warranties

.  The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms expressly survive the Effective Time shall survive the Effective Time.

8.2  Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service, or (iv) on the date of receipt or refusal (if delivery is refused) if delivered by registered or United States certified mail (postage prepaid, return receipt requested). Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)  if to Parent or Merger Sub, to:

Internap Network Services Corporation
250 Williams Street, Suite E100
Atlanta, GA 30303
Attention: Chief Executive Officer
Facsimile No.: (404) 302-9912

with a copy to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
Suite 1600
Atlanta, Georgia 30326
Attention: Grant W. Collingsworth, Esq.
Facsimile No.: (404) 365-9532

(b)  if to Company, to:

VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
Attention: Chief Executive Officer
Facsimile No.: (949) 743-2003

with copies to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, UT 84111
Attention: Bryan Allen, Esq.
Facsimile No.: (801) 532-7750

8.3  Interpretation; Certain Defined Terms

.

(a)  Generally. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

(b)  “Affiliate” shall mean, as applied to any Person, (a) each other Person directly or indirectly controlling, controlled by or under common control with, that Person, and (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized Person thereof. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise;

(c)  “Company IP Assets” shall mean, all IP Assets licensed, used, owned or purported to be owned by Company or any Company Subsidiaries in the operation of the business of Company and Company Subsidiaries or constituting or included within any product or services of Company or the Company Subsidiaries.

(d)  “Company IP Rights” shall mean all Intellectual Property Rights licensed, used, owned or purported to be owned by Company or the Company Subsidiaries, regardless of whether such rights are practiced or exercised by Company or the Company Subsidiaries;

(e)  “Company Stockholders” shall mean the holders of the Company Common Stock as of the applicable reference date.

(f)  “Company Subsidiary” shall mean each Subsidiary of Company.

(g)  “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, by and between Company and Parent, in effect as of the date hereof.

(h)  “Contract” shall mean a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, insurance policy, benefit plan or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, license or sublicense, whether oral or written, that has not been terminated and that contains any continuing obligation or liability of a party, including any invoice, purchase order or account set-up form made or issued in the ordinary course of business.

(i)  “Employee” shall mean any current employee or consultant of a Person;

(j)  “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between any Employee and his or her employer;

(k)  “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal to purchase, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than arising under securities laws, any restriction on transfer of a security) or other asset (other than a Contract, license or similar document)), any restriction on the receipt of any income derived from any asset, any restriction on the use of any owned asset and any restriction on the possession, exercise or transfer of any other ownership attribute of any asset);

(l)  “Environmental Claims” shall mean any and all actions, orders, decrees, suits, demands, directives, claims, Encumbrances, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(m)  “Environmental Laws” shall mean all Laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment;

(n)  “Environmental Permits” shall mean all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(o)  “Hazardous Materials” shall mean all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law;

(p)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(q)  “Harmful Code” shall mean any program routine, device or other feature, including a virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to the software.

(r)  “Intellectual Property Rights” shall mean, collectively, all of the following rights in any and all jurisdictions throughout the world, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) issued patents, pending patent applications, patent disclosures, and patent rights, including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (ii) works of authorship and rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Moral Rights; (iv) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress (collectively, “Marks”), and any goodwill symbolized by such Marks; (v) rights relating to trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), confidential business, technical and know-how information; (vi) Internet domain names, World Wide Web URLs or addresses, any goodwill associated therewith and any other rights relating thereto granted by any governmental or quasi-governmental authority, including Internet domain name registrars; (vii) claims, causes of action, defenses, and rights to sue for past infringement relating to the enforcement of any of the foregoing; (viii) any goodwill symbolized by or associated with any of the foregoing; and (ix) all other intellectual or proprietary rights in any and all jurisdiction throughout the world;

(s)  “IP Assets” shall mean all tangible technology or information of a technical nature, documentation, manuals, memoranda, records, customer lists, supplier lists, proprietary processes, formulae, software source code and object code, software libraries, data bases, software utilities, programming and knowledge base structures, optimization, organization and compilation techniques, programmers’ notes, flowcharts, diagrams, algorithms, screen displays, graphical interfaces, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings, applications, methodologies, techniques, ideas, solutions, processes, concepts, or procedures, hardware and machinery.

(t)  “IRS” shall mean the Internal Revenue Service;

(u)  “Knowledge” or “knowledge” shall mean with respect to a party hereto, with respect to any matter in question, that any of the officers (with respect to Company, only those officers set forth on Part 8.3 of the Company Disclosure Letter (the “Company Disclosure Officers”), and with respect to Parent, only those officers set forth on Part 8.3 of the Parent Disclosure Letter (the “Parent Disclosure Officers”)) or directors of such party has actual knowledge of such matter. Without limitation, any such Person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual or (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities;

(v)  “Liability” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other;

(w)  “Material Adverse Effect” shall mean, with respect to either Company or Parent, any effect or change that would be materially adverse to the business, operations, properties, condition (financial or otherwise) or prospects of such party taken as a whole, or on the ability of such party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect to the extent arising from (1) changes in general business or economic conditions occurring after the date of this Agreement, including such conditions related to the business of such party but not unique for such party, (2) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement, continuation or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any disruption in the financial, banking, or securities markets, (4) changes resulting from the execution, announcement or performance of this Agreement, (5) changes in the trading prices of the Company Common Stock or the Parent Common Stock.

(x)  “Moral Rights shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right;”

(y)  “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(z)  “Parent IP Assets” shall mean, all IP Assets licensed, used, owned or purported to be owned by Parent or any Parent Subsidiaries in the operation of the business of Parent and Parent Subsidiaries or constituting or included within any product or services of Parent or the Parent Subsidiaries.

(aa)  “Parent IP Rights” shall mean all Intellectual Property Rights licensed, used, owned or purported to be owned by Parent or the Parent Subsidiaries, regardless of whether such rights are practiced or exercised by Parent or the Parent Subsidiaries;

(bb)  “Parent Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which Parent or any Affiliate has or may have any liability or obligation;

(cc)  “Parent Stockholders” shall mean the holders of the Parent Common Stock as of the applicable reference date.

(dd)  “Parent Subsidiary” shall mean each Subsidiary of Parent.

(ee)  “Pension Plan” shall mean each Company Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA;

(ff)  “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(gg)  “Publicly Available Software” shall mean:

(i)  any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;

(ii)  any software that requires as a condition of use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge; and

(iii)  software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Source License (SISL); and (g) the Apache Software License.

(hh)  “Subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

(ii)  “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

8.4  Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5  Entire Agreement; Third Party Beneficiaries

.  This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement (all in accordance with the terms set forth therein); and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

8.6  Severability

.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7  Other Remedies; Specific Performance

.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8  Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except that with respect to matters mandatorily governed by Nevada Corporate Law, Nevada Corporate Law shall govern. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the courts of the State of Delaware or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail (postage prepaid, return receipt requested) to such party’s respective address set forth in Section 9.4 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any court of the State of Delaware or (ii) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.9  Rules of Construction

.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirements, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10  Assignment

.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11  Attorney’s Fees

. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.12  Taxes

.  Any Taxes payable in connection with the Merger or the other transactions contemplated by this Agreement shall be paid by the party responsible therefor under applicable Legal Requirements.

8.13  Waiver Of Jury Trial

.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

EX 2.1 v5-Project_Napa_Merger_Agreement.doc

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INTERNAP NETWORK SERVICES CORPORATION

By /s/ James P. DeBlasio
Name: James P. DeBlasio
Title: President and Chief Executive Officer

IVY ACQUISITION CORP.

By /s/ James P. DeBlasio
Name: James P. DeBlasio
Title: President and Chief Executive Officer

VITALSTREAM HOLDINGS, INC.

By /s/ Jack Waterman
Name: Jack Waterman
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]